Theravance Submits U.S. NDA for Telavancin for the Treatment of Complicated Skin and Skin Structure Infections

SOUTH SAN FRANCISCO, CA -- 12/07/2006 -- Theravance, Inc. (NASDAQ: THRX) announced today that it submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for telavancin, a rapidly bactericidal injectable antibiotic with a unique multifunctional mechanism of action, for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria.

In two large, multinational, double-blind, randomized Phase 3 clinical studies (ATLAS 1 and ATLAS 2) that enrolled and treated 1,867 patients in total, 719 of whom were infected with methicillin-resistant Staphylococcus aureus (MRSA), telavancin achieved its primary endpoint of non-inferiority in both studies. Telavancin compared favorably to standard therapy in clinical cure, microbiological eradication, and overall therapeutic response rates. The safety profile of telavancin in these studies was compatible with treatment of patients with serious infections.

"If approved, telavancin can become an important new medicine in the treatment of resistant Gram-positive infections, especially MRSA infections, which are increasing in prevalence," said Michael Kitt, MD, Senior Vice President of Development at Theravance. "Telavancin's unique mechanism of action involves inhibition of bacterial cell wall synthesis as well as disruption of the functional integrity of the bacterial cell membrane."

"The submission of the telavancin NDA is an important milestone in the history of Theravance and advances our mission to create medicines that make a difference. The progress of telavancin, an internally discovered molecule, is a credit to the scientific team at Theravance," said Rick E Winningham, Chief Executive Officer at Theravance. "We look forward to working closely with the FDA on their review of our submission."

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

About Telavancin Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. (Astellas) for the development and commercialization of telavancin worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance will lead the development of telavancin for the treatment of cSSSI and hospital-acquired pneumonia, and will collaborate substantially with Astellas in marketing in the United States for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities.

About Astellas

Astellas is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. Astellas Pharma US, Inc. located in Deerfield, Illinois, is a US affiliate of Tokyo-based Astellas Pharma Inc. For more information about Astellas Pharma US, Inc., please visit its website at www.astellas.com/us.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of regulatory review, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, and statements concerning expectations for product candidates through development and commercialization. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2006 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com